Exhibit 99.1

Aradigm Announces First Quarter 2018 Financial Results

Hayward, CA – May 14, 2018 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2018.

First Quarter 2018 Financial Results

The Company recorded $1.5 million in revenue in the first quarter of 2018 compared with $1.7 million in revenue in the first quarter of 2017. The Company recognized $1.3 million in contract revenue – related party, $29,000 in government contract revenue and $129,000 in government grant revenue for the first quarter of 2018, as compared to $1.6 million in contract revenue – related party, $39,000 in government contract revenue and $31,000 in government grant revenue for the first quarter of 2017.

Total operating expenses for the first quarter of 2018 were $5.3 million, compared with total operating expenses of $4.5 million for the first quarter of 2017. The increase in expenses was related to the FDA Advisory Committee Meeting. General and administrative costs were unchanged. Research and development expenses increased $800,000. In the first quarter of 2018, our research and development expenses were higher due to higher consulting costs related to the FDA meeting and the submission fees for our MAA application as well as severance expenses. This increase in expenses was offset by lower costs for clinical expense and lower employee related expenses due to a reduction in headcount. The receipt of a tax incentive in Australia offset a portion of the research and development expenses in the first quarter of 2017.

Net loss for the first quarter of 2018 was $4.8 million or $0.32 per share, compared with a net loss of $3.7 million or $0.25 per share in the first quarter of 2017. The increase in net loss resulted primarily from an increase in operating expenses of $800,000 related to the FDA meeting in January and the submission of the MAA to EMA in March for approval of Linhaliq. A decrease in revenue of $200,000 and an increase in interest expense of $100,000 related to the convertible notes was recorded.

Liquidity and Capital Resources and Related Matters

As of March 31, 2018, the Company’s cash and cash equivalents totaled $1.4 million.

In January, Aradigm received a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for Linhaliq as a treatment for non-cystic fibrosis bronchiectasis (NCFBE) patients with chronic lung infections with Pseudomonas aeruginosa (P. aeruginosa).

The CRL states that the FDA has determined that it cannot approve the NDA in its present form and provides specific reasons for this action along with recommendations needed for resubmission; the areas of concern include clinical data, human factor validation study and product quality.

The Aradigm Board of Directors approved temporary measures on February 9, 2018 intended to preserve the Company’s cash resources.

In April Aradigm raised $2.0 million through the issuance of bridge notes and obtained commitments for additional monthly funding through September of 2018 totaling $5 million. This $7.0 million along with the cash balance of $1.4 million will be sufficient to fund operations through the third quarter of 2018.

Aradigm is pursuing potential alternatives to resolve our cash position in the short term as well as developing strategic options that would provide for our long term viability. We feel it is very important to bring Linhaliq to commercialization in as many geographies as possible to allow patients suffering from non-cystic fibrosis bronchiectasis (NCFBE) to receive the benefits of Linhaliq. Patients, patient advocacy groups and key opinion leaders have expressed support as we work towards this goal. The MAA was filed in early March and validated for review in late March and that is the first step in achieving regulatory approval in Europe.

About Non-Cystic Fibrosis Bronchiectasis

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation for the treatment of non-cystic fibrosis BE and submitted an NDA to the FDA for this indication. Aradigm’s inhaled ciprofloxacin formulations include Linhaliq and Lipoquin which are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: John Siebert, PhD, Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2018	2017
Revenues	$1,473	$1,693

Operating expenses:
Research and development	3,568	2,774
General and administrative	1,714	1,678

Total operating expenses	5,282	4,452

Loss from operations	(3,809)	(2,759)

Interest income	15	28
Interest expense	(1,004)	(953)
Other income (expense), net	(4)	6

Net loss and comprehensive loss	$(4,802)	$(3,678)

Basic and diluted net loss per common share	$(0.32)	$(0.25)

Shares used in computing basic and diluted net loss per common share	15,049	14,800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2018 (Unaudited)	December 31, 2017 *
ASSETS
Current assets:
Cash and cash equivalents	$1,395	$7,095
Restricted cash	—	—
Receivables	183	200
Prepaid and other current assets	709	389

Total current assets	2,287	7,684
Property and equipment, net	256	289
Other assets	92	92

Total assets	$2,635	$8,065

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	834	903
Accrued clinical and cost of other studies	523	274
Accrued compensation	613	1,643
Deferred revenue – related party, current	633	1,900
Deferred revenue - other	154	183
Other accrued liabilities	1,015	563

Total current liabilities	3,772	5,466
Deferred rent	43	32
Deferred revenue – related party, non-current	42	90
Convertible debt, net of discount	2,427	2,382
Convertible debt – related party, net of discount	13,064	12,626
Shareholders’ deficit	(16,713)	(12,531)

Total liabilities and shareholders’ deficit	$2,635	$8,065

*	The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date.

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